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EXHIBIT 99(a)

FOR IMMEDIATE RELEASE	Press Contact and Investor Contact: John T. Grigsby, Jr. 703/934-3010

KAISER GROUP HOLDINGS ANNOUNCES DELAY IN COMPLETION OF PLANNED REDEMPTION OF SERIES 1 REDEEMABLE CUMULATIVE PREFERRED STOCK

        FAIRFAX, VA November 27, 2002—Kaiser Group Holdings, Inc. (OTCBB: KGHI) has determined that it will not be able to complete the planned redemption of approximately $12,519,000 liquidation preference of its Series 1 Redeemable Cumulative Preferred Stock, announced on November 15, 2002, prior to the end of the calendar year.

        On October 18, 2002 the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission with respect to a planned exchange of notes for outstanding preferred stock. That registration statement has not been declared effective by the SEC, and the exchange offer contemplated by the registration statement has not commenced. However, following discussions with the staff of the SEC, the Company has concluded that completing the planned redemption of its Series 1 Redeemable Cumulative Preferred Stock with the proposed exchange offer pending might be construed as a technical violation of Rule 14e-5 under the Securities Exchange Act of 1934. The Company plans to seek exemptive relief from this interpretation, but there can be no assurance that such relief will be granted or when it might be granted. The Company will effect the redemption as soon as practicable consistent with the terms of the Series 1 Redeemable Cumulative Preferred Stock (which require, among other things, a minimum of 30 days prior notice of the redemption), the status of the proposed exchange offer, and applicable rules and regulations. At the present time the Company expects the redemption to be completed during the first quarter of 2003.

        At the present time the Company believes it is likely to proceed with an exchange offer of notes for at least some of its Series 1 Redeemable Cumulative Preferred Stock. However, the Company has been advised by some holders of its Series 1 Redeemable Cumulative Preferred Stock of objections to the terms of the proposed exchange as set forth in the registration statement filed with the SEC on October 18, 2002, and the Company is reconsidering the proposed exchange offer in light of (1) such objections, (2) the impact of the pendency of the exchange offer on the Company's ability to effect promptly the planned redemption of its Series 1 Redeemable Cumulative Preferred Stock, and (3) the anticipated impact of completion of both the planned redemption and an exchange offer on the Company's financial position and business plans. The Company expects to reach a decision with respect to whether to proceed with the planned exchange offer, and to what extent and on what terms, by mid-December. If the exchange offer proceeds, its terms will likely be modified from those set forth in the registration statement filed with the SEC on October 18, 2002.

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  EXHIBIT 99(a)